22 Percent Earnings Increase at Utility Group Drives MDU Resources’ First Quarter Earnings

•	Construction businesses build nearly $1.4 billion backlog, up 38 percent

•	Construction materials group off to strongest start in 9 years

•	Pipeline group experiences record first quarter transportation volumes

•	Refinery continues to experience commodity price challenges

•	Sale of marketed E&P assets finalized; in aggregate approximately $500 million sale proceeds and tax benefits

•	Company reaffirms 2016 guidance

BISMARCK, N.D. - May 3, 2016 - MDU Resources Group, Inc. (NYSE: MDU) today reported first quarter earnings of $24.7 million, or 13 cents per share, compared to a loss of $306.1 million, or $1.57 per share in the first quarter of 2015. The 2015 loss was driven by a noncash write-down at its now-sold exploration and production business.

Consolidated adjusted earnings were $32.6 million, or 17 cents per share, compared to $20.9 million, or 11 cents per share for the first quarter of 2015.

Consolidated adjusted earnings is a non-GAAP measure. For an explanation of non-GAAP earnings adjustments, see the Reconciliation of GAAP to Adjusted Earnings and the Use of Non-GAAP Financial Measures sections in this press release.

“We are off to a good start in 2016. We are beginning to see results from our efforts to restore earnings to a satisfactory level,” said David L. Goodin, president and CEO of MDU Resources. “We will continue to focus on controlling costs, expanding margins and growing earnings, although we are disappointed with market conditions that continue to challenge our refinery investment.

“Our utility group is seeing the benefits of record-level investments to serve its growing customer base, and I’m pleased with the way that our construction businesses have started the year. They have built a combined backlog of nearly $1.4 billion that is up 38 percent from the first quarter of last year, which includes a first quarter record backlog at our construction materials group.”

Goodin noted that the company last month announced it completed the sale of its last marketed oil and natural gas production assets, with aggregate sale proceeds and related tax benefits of approximately

$500 million. “Exiting the E&P business lowers our risk profile and allows us to focus more on growing our other business operations,” he said.

Business Unit Results
The utility business reported earnings of $36.3 million, a 22 percent increase from the first quarter of 2015. Success in recovering electric and natural gas investments through tracking mechanisms and rate cases was a significant factor. The utility invested a record $464 million in 2015, with an additional $1.5 billion planned over the next five years, to serve a customer base that is expected to continue growing by 1.5 to 2 percent per year.

The electric utility, which had a record first quarter, also benefited from production tax credits associated with the Thunder Spirit Wind Farm, a 107.5-megawatt facility that went into full production in late December. That was partially offset by lower electric sales volumes and increased depreciation costs. Natural gas retail sales volumes increased 3 percent, benefiting from weather in its northwestern states that was 11 percent colder than last year. That was partially offset by increased depreciation costs and weather that was 9 percent warmer than last year in its eastern states.

The construction materials business sustained its 2015 momentum, narrowing its normal seasonal loss to $14.5 million, the best start in nine years. The business experienced higher realized construction revenues and margins, partially offset by lower aggregate margins and lower earnings associated with the effects of a large precast project in the prior year. The group’s backlog was a first quarter record of $831 million, up 25 percent from the first quarter of 2015.

The construction services business reported earnings of $6.0 million, an increase from $4.8 million last year. The business experienced higher inside construction workloads and margins, partially offset by lower equipment sales and rental margins and lower industrial construction workloads and margins. The group continues to successfully rebuild backlog, finishing the quarter with $530 million. That is a 65 percent increase from $321 million in the first quarter last year.

Earnings at the pipeline and midstream business declined to $5.3 million, largely due to lower gathering and processing volumes at the Pronghorn facilities, in which the company owns a 50 percent interest. Total transportation volumes on its pipeline system reached a first quarter record, with an 11 percent increase from last year driven by growth in off-system volumes and volumes transported to storage, offset by lower firm demand revenue.

The refining segment experienced a $7.2 million loss, which includes the results of the company's 50 percent ownership interest in the Dakota Prairie Refinery. The refinery, which began commercial operation in May 2015, is operating satisfactorily. However, market conditions for diesel and naphtha have deteriorated greatly. The Bakken basis differential from West Texas Intermediate (WTI) pricing remains narrow, which increases the refinery’s cost for its crude oil feedstock. The company continues to focus on operational improvements and cost-cutting measures at the plant to improve profitability.

In light of current market conditions, the company is assessing various options with respect to its ownership interest in the refinery, is assessing the potential for an impairment charge at some future time if current market conditions persist, and continues to assess potential impairment indicators.

Reaffirming 2016 Guidance
“Based on first quarter results, we are reaffirming our 2016 earnings guidance,” Goodin said. GAAP earnings are expected to be in the range of 85 cents to $1.10 per share. Adjusted earnings are expected to be in the range of $1.00 to $1.15 per share.

Adjusted earnings per share are based on results from the company’s utility, pipeline and midstream and construction businesses. Historically these businesses have been more predictable and provide a more reliable guidance range to investors. The refining segment is not included because the refining industry tends not to give earnings guidance due to the volatility and unpredictable nature of the key commodity assumptions supporting its financial results. This approach to adjusted earnings per share allows investors to evaluate the refining segment as to performance and valuation. GAAP earnings per share are all-in. For an explanation of non-GAAP adjustments, see the Use of Non-GAAP Financial Measures section in this press release.

Conference Call
The company will host a webcast at 10 a.m. EDT May 4, to discuss first quarter 2016 results. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through May 18. The dial-in number for audio replay is 855-859-2056, or 404-537-3406 for international callers, conference ID 77094219.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities, pipeline and midstream operations, construction materials and services and a diesel refinery. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Rick Matteson, director of investor relations, 701-530-1057

Media:
Laura Lueder, corporate public relations manager, 701-530-1095

Performance Summary and Future Outlook
The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Adjusted Earnings

Business Line	First Quarter 2016 Earnings*	First Quarter 2015 Earnings*
	(In millions)
Utility	$36.3	$29.8
Pipeline and midstream	5.3	6.4
Construction	(8.5)	(9.8)
Other and eliminations	(.5)	(5.5)
Adjusted earnings*	$32.6	$20.9
* Excludes the adjustments noted below. Prior year amounts were reclassified based on current presentation.

Reconciliation of GAAP to Adjusted Earnings

	First Quarter 2016 Earnings	First Quarter 2015 Earnings
	(In millions, except per share amounts)
Earnings (loss) per share	$.13	$(1.57)
Earnings (loss) on common stock	$24.7	$(306.1)
Adjustments net of tax:
Discontinued operations	.8	324.6
Refining	7.2	2.4
Elimination	(.1)	—
Adjusted earnings	$32.6	$20.9
Adjusted earnings per share	$.17	$.11

On a consolidated basis, the following information highlights the key strategies, projections and certain assumptions for the company:

•
GAAP earnings per share for 2016 are expected to be in the range of 85 cents to $1.10. Adjusted earnings per share for 2016 are projected to be in the range of $1.00 to $1.15. Adjusted earnings exclude the refining segment and discontinued operations.

•
Reflecting the company’s divestiture of its exploration and production business, the company's long-term compound annual growth goal on adjusted earnings per share from operations was lowered in 2016 to a range of 5 to 8 percent, from a previous range of 7 to 10 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

•	The company focuses on creating value through vertical integration among its business units.

Capital Expenditures
Business Line	2016 Estimated	2017 Estimated	2018 Estimated	2016 - 2020 Total Estimated
	(In millions)
Utility
Electric	$122	$196	$202	$817
Natural gas distribution	145	164	135	669
Pipeline and midstream	27	73	94	387
Construction
Construction materials and contracting	36	99	76	350
Construction services	28	12	13	80
Refining*	1	4	3	17
Other	3	3	2	13
Net proceeds and other**	(7)	(5)	(6)	(31)
Total capital expenditures	$355	$546	$519	$2,302
* Capital expenditure projections represent the company's proportionate share of Dakota Prairie Refining.
** Excludes capital expenditures for discontinued operations and sale proceeds for the exploration and production business.

Utility

Electric
	Three Months Ended
	March 31,
	2016	2015
	(Dollars in millions, where applicable)
Operating revenues	$82.9	$71.8
Operating expenses:
Fuel and purchased power	22.0	23.8
Operation and maintenance	26.9	21.1
Depreciation, depletion and amortization	12.9	9.4
Taxes, other than income	3.4	3.1
	65.2	57.4
Operating income	17.7	14.4
Earnings	$11.1	$8.3
Retail sales (million kWh)	862.4	907.7
Average cost of fuel and purchased power per kWh	$.024	$.025

Natural Gas Distribution
	Three Months Ended
	March 31,
	2016	2015
	(Dollars in millions)
Operating revenues	$299.4	$330.6
Operating expenses:
Purchased natural gas sold	182.1	222.2
Operation and maintenance	38.8	38.4
Depreciation, depletion and amortization	16.4	14.6
Taxes, other than income	16.7	16.6
	254.0	291.8
Operating income	45.4	38.8
Earnings	$25.2	$21.5
Volumes (MMdk):
Sales	40.3	38.9
Transportation	41.3	35.1
Total throughput	81.6	74.0
Degree days (% of normal)*
Montana-Dakota/Great Plains	81%	87%
Cascade	87%	78%
Intermountain	95%	84%
* Degree days are a measure of the daily temperature-related demand for energy for heating.
The combined utility businesses reported earnings of $36.3 million in the first quarter of 2016, compared to $29.8 million for the same period in 2015. This increase reflects record first quarter electric earnings with higher electric retail sales margins, primarily due to approved generation, renewable resource and transmission trackers, offset in part by decreased electric sales volumes of 5 percent. The increase also reflects higher natural gas retail sales margins resulting from higher retail sales volumes of 3 percent to residential and commercial customers and rate increases. Partially offsetting these increases were higher operation and maintenance expense, largely transmission costs, and higher depreciation, depletion and amortization expense due to increased plant additions, which are items that are either currently being recovered in rates or are included in rate cases for potential recovery.
The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Organic growth opportunities are expected to result in substantial growth of the rate base, which at year-end was $1.8 billion. Rate base growth is projected to be approximately 7 percent compounded annually over the next five years, including plans for an approximate $1.5 billion capital investment program.

•	Projected Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) included in 2016 guidance for the utility is $245 million to $265 million.

•	The company expects its customer base to grow by 1.5 percent to 2 percent per year.

•
Investments of approximately $55 million were made in 2015 to serve growth in the electric and natural gas customer base associated with the Bakken oil development. Although customer growth was less than peak levels, the company still saw strong growth in 2015. Due to sustained lower commodity prices, investments of approximately $35 million are expected in 2016.

•
The company, along with a partner, expects to build a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, about 160 miles. The company’s share of the cost is estimated at approximately $205 million, including development costs and substation upgrade costs. The project has been approved as a Midcontinent Independent System Operator (MISO) multivalue project. More than 90 percent of the necessary easements have been secured. The company expects the project to be completed in 2019.

•
The company is reviewing potential future generation options and is considering a large-scale resource. The Integrated Resource Plan filed in July 2015 includes a 200-MW resource addition in the 2020 time frame. The company will continue to refine forecasted projections and adjust the timing of the addition if necessary.

•	The company is involved with a number of pipeline projects to enhance the reliability and deliverability of its system.

•	The company is focused on organic growth, while monitoring potential merger and acquisition opportunities.

•
The company is evaluating the final Clean Power Plan rule published by the Environmental Protection Agency (EPA) in October 2015, which requires existing fossil fuel-fired electric generation facilities to reduce carbon dioxide emissions. It is unknown at this time what each state will require for emissions limits or reductions from each of the company's owned and jointly owned fossil fuel-fired electric generating units. In February 2016, the U.S. Supreme Court granted an application for a stay of the Clean Power Plan pending the outcome of legal challenges. The company has not included capital expenditures in its five-year forecast for the potential compliance requirements of the Clean Power Plan.

•	Regulatory actions
Completed Cases:

◦
Since January 1, 2015, the company has implemented a total of $35.9 million in final rates and $37.3 million in interim rates. This includes electric rate proceedings in Montana, North Dakota, South Dakota and before the Federal Energy Regulatory Commission (FERC), and natural gas proceedings in Minnesota, Montana, North Dakota, Oregon, South Dakota, Washington and Wyoming.

Pending Cases:

◦	The company is requesting a total of $49.7 million, which includes $37.3 million in implemented interim rates and $12.4 million in rate relief from pending cases.

◦
June 30, 2015, the company filed an application with the South Dakota Public Utilities Commission (SDPUC) for an electric rate increase of approximately $2.7 million, or 19.2 percent above current rates. The requested increase includes costs associated with environmental upgrades to generation facilities, and the addition and/or replacement of capacity and energy requirements and transmission facilities along with associated depreciation, taxes and operation and maintenance expenses. An interim increase of $2.7 million, subject to refund, was implemented on January 1, 2016. The company and the SDPUC have reached a settlement with stipulations being finalized. A settlement hearing is scheduled for June 7, 2016.

◦
June 30, 2015, the company filed an application with the SDPUC for a natural gas rate increase of approximately $1.5 million annually, or 3.1 percent above current rates. The request includes costs for increased operating expenses along with increased investment in facilities, including related depreciation expense and taxes, partially offset by an increase in customers and throughput. An interim increase of $1.5 million, subject to refund, was implemented on January 1, 2016. The company and the SDPUC have reached a settlement with stipulations being finalized. A settlement hearing is scheduled for June 7, 2016.

◦
September 30, 2015, the company filed an application with the Minnesota Public Utilities Commission (MNPUC) for a natural gas rate increase of approximately $1.6 million annually, or 6.4 percent above current rates. The requested increase includes costs for increased operating expenses along with increased investment in facilities, including related depreciation expense and taxes. An interim increase of $1.5 million, subject to refund, was requested. The interim increase was approved by the MNPUC on November 30, 2015, and was implemented on January 1, 2016. This matter is pending before the MNPUC. A technical hearing was held April 7, 2016.

◦
October 21, 2015, the company filed an application with the North Dakota Public Service Commission (NDPSC) for an update to the Generation Resource Recovery Rider and requested a Renewable Resource Cost Adjustment Rider effective January 1, 2016. The combined filing totaled $25.3 million with $20.0 million incremental to current rates. This application was resubmitted as two dockets on October 26, 2015.

▪
October 26, 2015, the company filed an application requesting a Renewable Resource Cost Adjustment Rider of $15.4 million for the recovery of the Thunder Spirit Wind Farm, placed into service in December 2015. A settlement on the renewable rider was reached with the NDPSC consumer advocacy staff whereby the company agreed to a 10.5 percent return on equity for this rider and committed to file an electric general rate case no later than September 30, 2016. The renewable rider was approved by the commission on January 5, 2016 to be effective January 7, 2016, resulting in an annual increase in revenues of $15.1 million on an interim basis pending the determination of the return on equity in the upcoming rate case.

▪
October 26, 2015, the company filed an application requesting an update to the Generation Resource Recovery Rider which currently includes recovery of the company’s investment in the 88-MW simple-cycle Heskett III natural gas-fired turbine put into service in August 2014 as well as the 19-MW Lewis & Clark Reciprocating Internal Combustion Engine generating units that were placed into service in December 2015 for a total of $9.9 million with $4.6 million incremental to current rates. On January 25, 2016, the company and the NDPSC consumer advocacy staff filed a settlement agreement which would result in an interim increase of $9.7 million, or an incremental increase of $4.4 million, subject to refund, reflecting a 10.5 percent return on equity and the company would commit to filing an electric general rate case no later than September 30, 2016. A technical hearing was held on February 4, 2016. On March 9, 2016, the NDPSC issued an order approving the settlement agreement on an interim basis pending the determination in the upcoming rate case to be filed by September 30, 2016, on the return on equity and the net investment authorized for the natural gas-fired internal combustion engines. The interim rates were effective on March 15, 2016.

◦
November 25, 2015, the company filed an application with the NDPSC for an update of its transmission cost adjustment for recovery of MISO-related charges and two transmission projects located in North Dakota, equating to $6.8 million to be collected under the transmission cost adjustment. An update to the transmission cost adjustment was submitted on January 19, 2016 to reflect the provisions of the Settlement Agreement approved by the NDPSC for the renewable rider whereby the company agreed to a 10.5 percent return on equity for this rider as well as committed to file an electric general rate case no later than September 30, 2016. An informal hearing with the NDPSC was held January 20, 2016. On February 10, 2016, the NDPSC approved the filing, with rates to be effective on February 12, 2016.

◦
December 1, 2015, the company filed an application with the Washington Utilities and Transportation Commission (WUTC) for a natural gas rate increase of approximately $10.5 million annually, or approximately 4.2 percent above current rates. The requested increase includes costs associated with increased infrastructure investment and the associated operating expenses. A settlement in principle has been accepted by all parties and is expected to be filed with the WUTC by the end of May.

◦
April 29, 2016, the company filed an application with the Oregon Public Utility Commission for a natural gas rate increase of approximately $1.9 million annually, or 2.8 percent above current rates. The request includes costs associated with pipeline replacement and improvement projects to ensure the integrity of the company's system.

Expected Filings:

◦	The company expects to file electric rate cases in North Dakota and Wyoming in 2016 as well as a natural gas rate case in Idaho.

Pipeline and Midstream

	Three Months Ended
	March 31,
	2016	2015
	(Dollars in millions)

Operating revenues	$33.4	$38.5
Operating expenses:
Purchased natural gas sold	—	.1
Operation and maintenance	13.8	15.3
Depreciation, depletion and amortization	6.2	7.3
Taxes, other than income	2.8	3.2
	22.8	25.9
Operating income	10.6	12.6
Earnings	$5.3	$6.4
Transportation volumes (MMdk)	75.3	68.0
Natural gas gathering volumes (MMdk)	4.9	9.4
Customer natural gas storage balance (MMdk):
Beginning of period	16.6	14.9
Net withdrawal	(2.1)	(7.7)
End of period	14.5	7.2

This segment reported earnings of $5.3 million in the first quarter of 2016, compared to $6.4 million for the same period in 2015. The earnings decrease reflects lower gathering and processing volumes, primarily at the Pronghorn facilities, along with declines due to the sale of certain non-strategic natural gas gathering assets in the fourth quarter of 2015. This decrease was offset in part by lower depreciation, depletion and amortization expense largely due to the sale of certain non-strategic natural gas gathering assets and lower operation and maintenance expense, primarily due to lower payroll and benefit-related costs, maintenance materials and general and administrative costs.
The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Projected EBITDA included in 2016 guidance for pipeline and midstream is $60 million to $70 million.

•
The company has signed agreements to complete three expansion projects, the North Badlands expansion, the Northwest North Dakota expansion and a Line Section 25 expansion. The North Badlands project includes a 4-mile loop of the Garden Creek pipeline segment and other ancillary facilities, and is expected to be in service in fall of 2016. The Northwest North Dakota project includes modification of existing compression, a new unit and re-cylindering, and is expected to be in service in the summer of 2016. The Line Section 25 expansion will consist of a new compression station near Tioga, N.D. as well as other compression modifications and is expected to be in service in the summer of 2017.

•
The company has seen increased interruptible storage service injections in the first quarter, with similar activity expected to continue into the second quarter, due to wider seasonal spreads and lower natural gas prices.

•
The company has an agreement with an anchor shipper to construct a pipeline to connect the Demicks Lake gas processing plant in northwestern North Dakota to deliver natural gas into a new interconnect with the Northern Border Pipeline. Project costs are estimated to be $50 million to $60 million. The project has been delayed by the plant owner.

•	The company is evaluating expansion into basins beyond its northern Rockies base.

•	The company is focused on improving existing operations and accelerating growth to become the leading pipeline company and midstream provider in all areas in which it operates.
Construction

Construction Materials and Contracting
	Three Months Ended
	March 31,
	2016	2015
	(Dollars in millions)
Operating revenues	$210.0	$206.6
Operating expenses:
Operation and maintenance	204.7	201.1
Depreciation, depletion and amortization	15.1	16.5
Taxes, other than income	9.6	8.8
	229.4	226.4
Operating loss	(19.4)	(19.8)
Loss	$(14.5)	$(14.6)
Sales (000's):
Aggregates (tons)	3,626	3,566
Asphalt (tons)	239	232
Ready-mixed concrete (cubic yards)	644	576

Construction Services
	Three Months Ended
	March 31,
	2016	2015
	(In millions)
Operating revenues	$256.0	$247.1
Operating expenses:
Operation and maintenance	233.6	225.0
Depreciation, depletion and amortization	3.8	3.3
Taxes, other than income	10.6	10.0
	248.0	238.3
Operating income	8.0	8.8
Earnings	$6.0	$4.8

The combined construction businesses reported a seasonal loss of $8.5 million in the first quarter of 2016, compared to $9.8 million in 2015. The decreased loss reflects higher margins and workloads in the Western Region at the services group, primarily inside work, and higher construction revenues and margins at the materials group. Also contributing to the decreased loss were a tax benefit related to the disposition of a non-strategic asset and the absence in 2016 of an underperforming non-strategic asset loss at the services group; and the absence in 2016 of a $1.5 million multiemployer pension plan withdrawal liability at the materials group. Offsetting these increases were lower margins in the Central Region at the services group, primarily lower industrial and equipment workloads and margins, as well as lower aggregate margins and the effects of a large precast project in 2015 at the materials group.

The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•
The construction materials approximate work backlog at March 31, 2016 was a first-quarter record $831 million, compared to $664 million a year ago. Private work represents 8 percent of construction backlog and public work represents 92 percent of backlog.

•
The construction services approximate work backlog at March 31, 2016 was $530 million, compared to $321 million a year ago. The construction services backlog includes transmission, distribution, substation, industrial, petrochemical, mission critical, solar energy renewables, research and development, higher education, government, transportation, health care, hospitality, gaming, commercial, institutional and service work.

•
Projected revenues included in the company's 2016 earnings guidance are in the range of $1.85 billion to $1.95 billion for construction materials and $950 million to $1.1 billion for construction services.

•	The company anticipates margins in 2016 to be slightly higher at both construction materials and construction services compared to 2015 margins.

•	Projected EBITDA included in 2016 guidance for construction materials is $215 million to $235 million and $65 million to $85 million for construction services.

•
In December 2015 Congress passed, and the president signed, a $305 billion five-year highway bill for funding of transportation infrastructure projects that are a key part of the construction materials market.

•
The construction businesses continue to pursue opportunities for expansion in energy projects, such as petrochemical, transmission, substations, utility services, solar, wind towers and geothermal. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As the country's fifth-largest sand and gravel producer, construction materials will continue to strategically manage its 1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

•
As the eighth-largest specialty contractor (as ranked on Engineering News-Record’s 2015 Top 600 Specialty Contractors list), construction services continues to pursue opportunities for expansion and execute initiatives in current and new markets that align with the company's expertise, resources and strategic growth plan.

Refining

	Three Months Ended
	March 31,
	2016	2015
	(Dollars in millions)
Operating revenues	$45.1	$1.7
Operating expenses:
Cost of crude oil	39.8	2.3
Operation and maintenance	20.2	5.2
Depreciation, depletion and amortization	5.6	1.4
Taxes, other than income	.8	.3
	66.4	9.2
Operating loss	(21.3)	(7.5)
Loss attributable to the company	$(7.2)	$(2.4)
Refined product sales (MBbls)
Diesel fuel	538	—
Naphtha	588	—
Atmospheric tower bottoms and other	165	—
Total refined product sales	1,291	—
The variances discussed below are the company's proportionate 50 percent share while the table above includes the noncontrolling interest's portion of operating revenues, operating expenses, operating loss and refined product sales.

The loss at the refining segment was $7.2 million in the first quarter of 2016, compared to a loss of $2.4 million in 2015, with commencement of operations of Dakota Prairie Refinery occurring in May 2015. The higher loss reflects higher operation and maintenance expense and higher depreciation, depletion and amortization expense. Reflected in the higher operation and maintenance expense are higher rail-related costs, accrual of costs related to renewable identification numbers due to not being able to blend biofuels into the diesel fuel produced, and higher contract services. These items are partially offset by refined product sales gross margin. However, gross margin was negatively impacted by low refined product sales prices, primarily low diesel prices, along with continued narrow local Bakken basis differentials.
The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company, in conjunction with Calumet Specialty Products Partners, L.P., owns Dakota Prairie Refining, LLC, a 20,000-barrel-per-day refinery in southwestern North Dakota. The refinery processes Bakken crude oil into diesel, which is marketed within the Bakken region. Other byproducts, naphtha and atmospheric tower bottoms, are transported to other areas. The production slate includes approximately 7,000 - 8,000 barrels per day of diesel, 5,500 - 6,500 BPD of naphtha and 4,500 - 5,500 BPD of ATBs.

•	Company crude oil purchases for the intake have been at a discount to WTI. However, this discount, or differential, has been much narrower than anticipated because of market conditions in the Bakken.

•
Diesel is sold locally at the refinery rack and DPR posts a daily price based on market conditions. DPR’s posted diesel prices were in the range of $30 to $50 per barrel, with an average of approximately $40 per barrel, during the first quarter.

•
Naphtha is being railed into Canada to be used as a diluent for tar sands production and is tied to C5 pricing differentials to WTI. Naphtha prices ranged from $25 to $35 per barrel in the first quarter.

•	The company's share of projected EBITDA included in 2016 guidance for the refinery is approximately $(25) million to $0.

•
Earnings guidance includes an assumption of approximately 75 percent utilization of current plant capacity in 2016, down from a previous assumption of approximately 90 percent due to market conditions.

•
In light of current market conditions, the company is assessing various options with respect to its ownership interest in the refinery, is assessing the potential for an impairment charge at some future time if current market conditions persist, and continues to assess potential impairment indicators.

Other

	Three Months Ended
	March 31,
	2016	2015
	(In millions)
Operating revenues	$2.0	$2.1
Operating expenses:
Operation and maintenance	.8	3.6
Depreciation, depletion and amortization	.5	.5
Taxes, other than income	.1	—
	1.4	4.1
Operating income (loss)	.6	(2.0)
Loss	$(.5)	$(4.5)

The loss decreased $4.0 million, primarily the result of lower operation and maintenance expense and lower interest expense previously allocated to the exploration and production business that do not meet the criteria for income (loss) from discontinued operations, which have been reduced with the sale of Fidelity's marketed oil and natural gas assets. The loss also decreased due to the absence in 2016 of a 2015 foreign currency translation loss including the effects of the sale of the company's remaining interest in the Brazilian Transmission Lines.
Discontinued Operations

	Three Months Ended
	March 31,
	2016	2015
	(In millions)
Loss from discontinued operations before intercompany eliminations, net of tax	$(.8)	$(324.7)
Intercompany eliminations	—	.1
Loss from discontinued operations, net of tax	$(.8)	$(324.6)

The results of operations for the company's exploration and production business, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in loss from discontinued operations.
The company's discontinued operations reported a loss of $800,000 in the first quarter of 2016, compared to a loss of $324.6 million in 2015. The decreased loss reflects the absence of a noncash write-down of oil and natural gas properties of $315.3 million (after tax) in the first quarter of 2015, lower depreciation, depletion and amortization and higher average realized gas prices. The decreased loss was offset in part by lower production due to the sale of Fidelity's marketed oil and natural gas assets.

Use of Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP earnings data for historical performance and forecasted earnings guidance. The company believes that these non-GAAP financial measures are useful to investors in evaluating the company’s financial performance and valuation, especially due to the diverse operations of the company. The company’s management uses these non-GAAP financial measures as indicators for planning and forecasting. These non-GAAP measures provide an additional understanding of factors affecting the company’s operations when used in conjunction with GAAP results. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.
The company has provided historical non-GAAP earnings data that reflect adjustments to exclude the refining segment due to the volatility and unpredictable nature of the key commodities supporting the financial results. GAAP earnings have been adjusted to exclude:
Three months ended March 31, 2016 and 2015:

•	Loss on discontinued operations of $800,000 and $324.6 million in 2016 and 2015, respectively.

•	Refining loss of $7.2 million and $2.4 million in 2016 and 2015, respectively.

•	Intersegment depreciation expense elimination of $100,000 after tax related to Dakota Prairie Refinery in 2016.
The company, in addition to presenting its earnings per share guidance in conformity with GAAP, has provided non-GAAP earnings per share guidance that reflects an adjustment to exclude the refining segment. The company’s adjusted earnings per share guidance is based on its utility, pipeline and midstream, and construction businesses. Historically, these businesses have been more predictable which allows the company to forecast a more reliable guidance range for investors. The refining segment has not been included due to the volatility and unpredictable nature of the key commodity assumptions supporting its financial results. This approach allows for a narrower, more meaningful range for investors while still providing sufficient guidance to evaluate the refining segment. The refining segment’s forecast could potentially be subject to significant changes during the year depending on changes to the underlying assumptions in the company’s forecast.
The following table is a reconciliation of adjusted earnings per share to GAAP earnings per share.

	2016 Guidance
	May 3, 2016
	Low	High
Adjusted earnings per share	$1.00	$1.15
Adjustments:
Refining	(.14)	(.06)
Discontinued operations	(.01)	.01
GAAP earnings per share	$.85	$1.10
The company provides projected EBITDA which represents net income (loss) before interest, taxes, depreciation, depletion and amortization. EBITDA is presented in this release because the company considers it a useful financial measure in evaluating operating performance and valuation. EBITDA should not be considered as a substitute for net income or operating results determined in accordance with GAAP. The following tables reconcile the projected 2016 EBITDA to net income (loss) for each business.

Projected Low EBITDA
	Utility	Pipeline and midstream	Construction materials and contracting	Construction services	Refining*
	(In millions)
Net income (loss)	$60	$17	$89	$28	$(25)
Adjustments:
Depreciation, depletion and amortization	118	25	58	15	12
Interest expense	55	8	15	4	3
Income taxes	12	10	53	18	(15)
EBITDA	$245	$60	$215	$65	$(25)
* Includes the company's proportionate share of Dakota Prairie Refinery.

Projected High EBITDA
	Utility	Pipeline and midstream	Construction materials and contracting	Construction services	Refining*
	(In millions)
Net income (loss)	$77	$23	$102	$41	$(9)
Adjustments:
Depreciation, depletion and amortization	118	25	58	15	12
Interest expense	55	8	15	4	3
Income taxes	15	14	60	25	(6)
EBITDA	$265	$70	$235	$85	$—
* Includes the company's proportionate share of Dakota Prairie Refinery.
Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s pipeline and midstream and refining businesses are dependent on factors, including commodity prices and commodity price basis differentials/crack spreads, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and/or operation of power generation facilities may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
The operation of Dakota Prairie Refinery may involve risks, including continued operating losses, the inability to fund its operations and future impairments of its assets, that could negatively impact the company's business, its results of operations, cash flows and asset values.

•
Economic volatility, including volatility in North Dakota's Bakken region, affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company or impose conditions on an acquisition of or by the company.

•	Weather conditions can adversely affect the company’s operations, and revenues and cash flows.

•	Competition exists in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	Cost increases related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•
While the company has completed the sale of all of Fidelity's marketed oil and natural gas assets, Fidelity may continue to be subject to potential liabilities relating to the sold assets, primarily arising from events prior to sale.

•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

◦	Acquisition, disposal and impairments of assets or facilities.

◦	Changes in operation, performance and construction of plant facilities or other assets.

◦	Changes in present or prospective generation.

◦	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

◦	The availability of economic expansion or development opportunities.

◦	Population growth rates and demographic patterns.

◦	Market demand for, available supplies of, and/or costs of energy- and construction-related products and services.

◦	The cyclical nature of large construction projects at certain operations.

◦	Changes in tax rates or policies.

◦	Unanticipated project delays or changes in project costs, including related energy costs.

◦	Unanticipated changes in operating expenses or capital expenditures.

◦	Labor negotiations or disputes.

◦	Inability of the contract counterparties to meet their contractual obligations.

◦	Changes in accounting principles and/or the application of such principles to the company.

◦	Changes in technology.

◦	Changes in legal or regulatory proceedings.

◦	The ability to effectively integrate the operations and the internal controls of acquired companies.

◦	The ability to attract and retain skilled labor and key personnel.

◦	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.
	Three Months Ended
	March 31,
	2016	2015
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$905.2	$862.3
Operating expenses:
Fuel and purchased power	22.0	23.8
Purchased natural gas sold	161.0	201.1
Cost of crude oil	39.8	2.3
Operation and maintenance	536.3	496.4
Depreciation, depletion and amortization	60.3	53.0
Taxes, other than income	44.0	42.0
	863.4	818.6
Operating income	41.8	43.7
Other income	1.2	.4
Interest expense	23.8	23.1
Income before income taxes	19.2	21.0
Income taxes	4.6	5.8
Income from continuing operations	14.6	15.2
Loss from discontinued operations, net of tax	(.8)	(324.6)
Net income (loss)	13.8	(309.4)
Net loss attributable to noncontrolling interest	(11.1)	(3.5)
Dividends declared on preferred stocks	.2	.2
Earnings (loss) on common stock	$24.7	$(306.1)

Earnings (loss) per common share – basic:
Earnings before discontinued operations	$.13	$.10
Discontinued operations, net of tax	—	(1.67)
Earnings (loss) per common share – basic	$.13	$(1.57)
Earnings (loss) per common share – diluted:
Earnings before discontinued operations	$.13	$.10
Discontinued operations, net of tax	—	(1.67)
Earnings (loss) per common share – diluted	$.13	$(1.57)
Dividends declared per common share	$.1875	$.1825
Weighted average common shares outstanding – basic	195.3	194.5
Weighted average common shares outstanding – diluted	195.3	194.6

	March 31,
	2016		2015
	(Unaudited)
Other Financial Data
Book value per common share	$12.70		$15.08
Market price per common share	$19.46		$21.34
Dividend yield (indicated annual rate)	3.9%		3.4%
Price/earnings from continuing operations ratio (12 months ended)	24.3	x	24.5	x
Market value as a percent of book value	153.2%		141.5%
Net operating cash flow (year to date)*	$45		$99
Total assets*	$6,618		$7,322
Total equity*	$2,495		$2,934
Total debt*	$1,989		$2,200
Capitalization ratios:**
Total equity	55.7%		57.1%
Total debt	44.3		42.9
	100.0%		100.0%
    * In millions
  ** Includes noncontrolling interest